EXHIBIT 10.2.4

AMENDED AND RESTATED OFFICE/WAREHOUSE LEASE

FOURTH EXTENSION AGREEMENT

(1260 Red Fox Road, Arden Hills, Minnesota)

This Amended and Restated Office/Warehouse Lease Fourth Extension Agreement (“Fourth Amendment”) is made March 10, 2017 (“Effective Date”), by Arden Partners I, L.L.P., a Minnesota limited liability partnership (“Lessor”) and IntriCon, Inc., a Minnesota corporation (“Lessee”).

RECITALS

A.       Lessor and Lessee are parties to that certain Amended and Restated Office/Warehouse Lease dated November 1, 1996 (the “Original Lease”), as amended by Amended and Restated Office/Warehouse Lease Extension Agreement dated October 1, 2001 (“First Amendment”), Amended and Restated Office/Warehouse Lease Second Extension Agreement dated October 20, 2011 (“Second Amendment”), and Amended and Restated Office/Warehouse Lease Third Extension Agreement dated September 17, 2013 (“Third Amendment”) (collectively, the “Amended Lease”), for the lease of 1260 Red Fox Road, Arden Hills, Minnesota (the “Premises”).

B.       The term of the Amended Lease expired on October 31, 2016.

C.       Lessor and Lessee are executing this Fourth Amendment in order to extend the term of the Amended Lease and amend certain other terms of the Amended Lease.

D.       The Amended Lease, as amended by this Fourth Amendment, is referred to herein as the “Lease.”

NOW, THEREFORE, in consideration of the foregoing Recitals and their mutual agreements and covenants contained herein, Lessor and Lessee agree as follows:

1.        Recitals Incorporated. The Recitals above are incorporated herein by reference. Capitalized terms used in this Fourth Amendment shall have the same definitions as used in the Amended Lease unless the context indicates otherwise.

2.        Extension of Lease Term. The term of the Amended Lease is extended from November 1, 2016, to January 31, 2022 (the “New Term”).

3.        Base Rent During New Term. Subject to Paragraph 4 below, the Base Rent payable during the New Term shall be as follows:

November 1, 2016,
through February 28, 2017:	$31,792.50 per month;

March 1, 2017, through
May 31, 2017:	$0.00 per month;*

June 1, 2017, through
October 31, 2017:	$31,792.50 per month;

November 1, 2017, through
October 31, 2018:	$32,587.31 per month;

November 1, 2018, through
October 31, 2019	$33,402.00 per month;

November 1, 2019, through
October 31, 2020	$34,237.05 per month;

November 1, 2020, through
October 31, 2021	$35,092.97 per month; and

November 1, 2021, through
January 31, 2022	$35,970.30 per month.

*If Lessee defaults under the Lease and Lessor either terminates the Lease or Lessee’s right to possession of the Premises, the amount of Base Rent that would have been payable for March 1, 2017, through May 31, 2017 ($95,377.50), but for such abatement, shall be immediately due and payable in full.

4.        Application of Holdover Rent. As noted in the Recitals, the term of the Amended Lease expired October 31, 2016. Upon such expiration, Lessee remained in possession of the Premises without the written consent of Lessor. Accordingly, Lessee has been holding over under Paragraph 30 of the Original Lease. On or about December 6, 2016, Lessee paid Lessor Base Rent and Additional Rent at the holdover rate for November and December, 2016, in the total amount of $160,930.00 (the “November/December Holdover Rent”). By letter dated February 3, 2017, which included a check payable to Lessor, Lessee paid an additional $49,457.50 to Lessor (the “February Payment”). As of the date of this Fourth Amendment, Lessor has not cashed the check for the February Payment. Subject to Lessor’s successful negotiation of the February Payment check, Lessor and Lessee agree to allocate Lessee’s payment of the November/December Holdover Rent and the February Payment, totaling $210,387.50, as follows:

(a)	Base Rent of $31,792.50 for November, 2016-- paid

(b)	Base Rent of $31,792.50 for December, 2016-- paid

(c)	Base Rent of $31,792.50 for January, 2017-- paid

(d)	Base Rent of $31,792.50 for February, 2017-- paid

(e)	Additional Rent of $9,225.00 for November, 2016-- paid

(f)	Additional Rent of $9,225.00 for December, 2016-- paid

(g)	Additional Rent of $9,225.00 for January, 2017-- paid

(h)	Additional Rent of $9,225.00 for February, 2017-- paid

(i)	Additional Rent of $9,225.00 for March, 2017-- paid

(j)	Additional Rent of $9,225.00 for April, 2017-- pre-paid

(k)	Additional Rent of $9,225.00 for May, 2017-- pre-paid

(l)	Additional Rent of $9,225.00 for June, 2017-- pre-paid

(m)	Additional Rent of $9,417.50 for July, 2017-- pre-paid

Total paid and pre-paid-- $210,387.50

5.        Deferred Maintenance/Allowance. Lessee intends to perform certain “Deferred Maintenance” (described in Paragraph 6 below) to the Premises. Lessee shall obtain Lessor’s prior written consent to the plans and methods for performing the Deferred Maintenance (such consent not to be unreasonably withheld, delayed or conditioned) and shall comply with the other terms of Paragraph 8 of the Original Lease in connection with the Deferred Maintenance. Lessor shall provide Lessee an allowance in the amount of the lesser of (i) $120,000.00, or (ii) the actual cost of performing, constructing or installing the items comprising the Deferred Maintenance (as applicable, the “Allowance”). The Allowance shall only be used for construction costs and for soft costs including permit fees, architectural fees, engineering fees and other related soft costs for the Deferred Maintenance, but no more than 10% of the Allowance shall be used for soft costs. The Allowance shall only be used for the Deferred Maintenance. No portion of the Allowance shall be used for Lessee’s furniture, equipment, or trade fixtures, or other improvements to the Premises. Except for the Allowance, Lessee shall be responsible for payment of all hard and soft costs of the Deferred Maintenance. Lessor shall advance the necessary funds from the Allowance to Lessee in one lump sum after the Deferred Maintenance has been fully completed, inspected and approved by or on behalf of Lessor, and Lessor has received a “Request for Payment” in the form of Exhibit A attached hereto together with the items described in Paragraph 4 of the Request for Payment. Within fifteen (15) days after receipt of a Request for Payment and the items described in paragraph 4 therein, and Lessor’s inspection and approval of the Deferred Maintenance described in the Request for Payment, Lessor will fund the amount requested, but in no event more than the amount of the Allowance. The Allowance shall in no event exceed the actual costs of the Deferred Maintenance. If Lessor has paid the Allowance to Lessee and this Lease subsequently terminates as the result of a default by Lessee prior to the end of the New Term, then Lessee shall repay the unamortized portion of the Allowance to Lessor, upon demand, such amount to be amortized over the New Term at an interest rate of eight percent (8%) per annum. Any portion of the Allowance that has not been requested by Lessee in connection with the Deferred Maintenance by December 31, 2017, shall be forfeited and shall remain the sole property of Lessor.

6.        Deferred Maintenance. As used in this Fourth Amendment, the term “Deferred Maintenance” shall mean any repairs and/or improvements to the interior or exterior of the Premises, including, without limitation, bathrooms, access areas, coffee and food station areas, and other capital items located within or outside of the Building.

7.        Parking Lot Improvements. Lessor, at Lessor’s sole discretion, may cause improvements to be made to the driveways and parking areas of the Premises, including but not limited to, replacing all or a portion of the curbing on the Premises and performing a mill and overlay on all of the paved surfaces of the Premises (the “Curbing/Parking Improvements”). Lessor may cause the Curbing/Parking Improvements to be performed at any time during the New Term. Lessor and Lessee, in good faith, shall cooperate with each other in connection with scheduling the construction of the Curbing/Parking Improvements. The cost of constructing the Curbing/Parking Improvements shall be allocated between Lessor and Lessee as follows:

(a)	If the Curbing/Parking Improvements are commenced in calendar year 2017, and substantially completed by October 31, 2017, the cost of the Curbing/Parking Improvements shall be allocated between Lessor and Lessee as follows: (i) Lessee shall pay the lesser of (a) twenty-five percent (25%) of the actual aggregate costs of the Curbing/Parking Improvements or $50,000 (as applicable, “Lessee’s Portion”), and (ii) Lessor shall pay the balance of the Curbing/Parking Improvements.

(b)	If the Curbing/Parking Improvements are commenced after October 31, 2017, and substantially completed by October 31, 2018, the cost of the Curbing/Parking Improvements shall be allocated between Lessor and Lessee as follows: (i) Lessee shall pay the lesser of (a) twenty percent (20%) of the actual aggregate costs of the Curbing/Parking Improvements or $40,000 (as applicable, “Lessee’s Portion”), and (ii) Lessor shall pay the balance of the Curbing/Parking Improvements.

(c)	If the Curbing/Parking Improvements are commenced after October 31, 2018, and substantially completed by October 31, 2019, the cost of the Curbing/Parking Improvements shall be allocated between Lessor and Lessee as follows: (i) Lessee shall pay the lesser of (a) fifteen percent (15%) of the actual aggregate costs of the Curbing/Parking Improvements or $30,000 (as applicable, “Lessee’s Portion”), and (ii) Lessor shall pay the balance of the Curbing/Parking Improvements.

(d)	If the Curbing/Parking Improvements are commenced after October 31, 2019, and substantially completed by October 31, 2020, the cost of the Curbing/Parking Improvements shall be allocated between Lessor and Lessee as follows: (i) Lessee shall pay the lesser of (a) ten percent (10%) of the actual aggregate costs of the Curbing/Parking Improvements or $20,000 (as applicable, “Lessee’s Portion”), and (ii) Lessor shall pay the balance of the Curbing/Parking Improvements.

(e)	If the Curbing/Parking Improvements are commenced after October 31, 2020, and substantially completed by October 31, 2021, the cost of the Curbing/Parking Improvements shall be allocated between Lessor and Lessee as follows: (i) Lessee shall pay the lesser of (a) five percent (5%) of the actual aggregate costs of the Curbing/Parking Improvements or $10,000 (as applicable, “Lessee’s Portion”), and (ii) Lessor shall pay the balance of the Curbing/Parking Improvements.

In each case under paragraphs (a)-(e) above, Lessee’s Portion shall be amortized over the remainder of the New Term with interest at the rate of eight percent (8%) per annum, and shall be paid by Lessee to Lessor in monthly installments as part of the Operating Expenses under the Lease beginning with the calendar month immediately following the calendar month in which the Curbing/Parking Improvements are substantially completed.

8.     Additional Amendments to the Amended Lease. The Amended Lease is also amended as follows:

(a)	In the second paragraph of Section 12 of the Original Lease, the time period “ninety (90) days” is deleted in its entirety and replaced with “twelve (12) months.”

(b)	Section 15.a. of the Original Lease is deleted in its entirety and replaced by the following: “Lessor, at all times during the term of this Lease, shall obtain and maintain a policy or policies of insurance issued by an insurance company licensed to do business in the State of Minnesota insuring the Building against loss or damage by fire, explosion or other insurance hazards for the full replacement value with Lessor named as loss payee. The cost of the premium(s) for such policy(ies) shall be an Operating Expense under Section 3.b. of the Original Lease.”

(c)	Insert a new sentence at the end of Section 16 as follows: “Lessee shall give to Lessor renewal certificates of insurance for the insurance that Lessee is required to carry under this Lease at least ten (10) days before the expiration of the particular insurance policy.”

(d)	Section 16 of the Original Lease is amended by deleting the phrase “$1,000,000 for injury/death to any one person” and replacing it with “$3,000,000 for injury/death to any one person.”

(e)	In the first sentence of Section 17.a. of the Original Lease, the following phrase is to be added after “ten (10) days after the same shall be due,”: “provided that Lessor shall provide a notice to Lessee and five (5) days opportunity to cure one time within each twelve (12) month period if Lessee fails to timely pay such rent due hereunder,”.

(f)	In the second sentence of Section 17.b. of the Original Lease, the word “subletting” is deleted and replaced with the word “reletting.”

(g)	The following language is added at the end of Section 21 of the Original Lease: “Notwithstanding anything contained herein to the contrary, Lessee may assign this Lease or sublease the Premises, without Lessor’s prior written consent, to any entity, that controls, is controlled by or is under common control with, Lessee, or to any successor to Lessee by merger, consolidation or reorganization, or to any purchaser of all or substantially all of the assets of Lessee as a going concern (each, a “Lessee Affiliate”). No such assignment to, or sublease with, a Lessee Affiliate shall release Lessee from its obligations under this Lease.”

(h)	Insert the words “that first accrue after the date of sale” at the end of the first sentence in Section 23 of the Original Lease. The second sentence in the first paragraph of Section 23 of the Original Lease is deleted in its entirety.

(i)	The word “Lessor” at the beginning of the second paragraph in Section 23 of the Original Lease is deleted and replaced with the word “Lessee.”

9.        Brokers. Lessor is represented by David Stokes of Cushman & Wakefield NorthMarq (“Lessor’s Broker”) and Lessee is represented by Mark Sims and Charlie Merwin of Cushman & Wakefield NorthMarq (“Lessee’s Broker”). Lessor shall pay a commission to Lessor’s Broker pursuant to a separate agreement. Lessor’s Broker may share the commission with Lessee’s Broker.

10.      Addresses for Notice. The addresses for notices to Lessor and Lessee under the Lease are as follows:

To Lessor:	Arden Partners I, L.L.P.
c/o Shelly Wahlberg
822 159th Ave. NE
Ham Lake, MN 55304

To Lessee:	IntriCon Inc.
1260 Red Fox Road
Arden Hills, MN 55112
Attention: CFO

11.      Representations.

  (a)      Upon the execution of this Fourth Amendment, Lessor’s successful negotiation of the February Payment check and delivery to Lessor of the executed Guaranty (described in Paragraph 13), Lessor agrees that all pre-existing defaults by Lessee under the terms of the Lease that Lessor has actual knowledge of shall be deemed to have been waived through the Effective Date.

  (b)      The parties executing this Fourth Amendment are authorized to do so and no third party consent is required.

  (c)      In connection with any prospective financing that may be obtained by Lessee, Lessor agrees to reasonably cooperate with Lessee’s lender to execute and deliver a landlord’s waiver or subordination that is reasonably acceptable to Lessor.

12.      Ratification. All other terms of the Amended Lease that are not inconsistent with the terms of this Fourth Amendment shall remain in full force and effect. This Fourth Amendment may be signed in counterparts.

13.      Guaranty. As security for Lessee’s payment and performance obligations under the Lease, and as a condition precedent to Lessor’s execution of this Fourth Amendment, IntriCon Corporation, a Pennsylvania corporation, shall execute the Guaranty in the form of Exhibit B attached hereto.

Signature Page to Fourth Amendment

IN WITNESS WHEREOF, Lessor and Lessee have executed this Fourth Amendment the day and year first above written.

LESSOR:

Arden Partners I, L.L.P.

By:	/s/ Thomas Giguere
Its: Managing Partner

LESSEE:

IntriCon, Inc.

By:	/s/ Scott Longval
Its: CFO

EXHIBIT A

Request for Payment

REQUEST FOR PAYMENT

__________________, 2017

Reference is made to that Amended and Restated Office/Warehouse Lease dated November 1, 1996, as amended (the “Amended Lease”) (the last amendment being Amended and Restated Office/Warehouse Lease Fourth Extension Agreement dated March ___, 2017 (the “Fourth Amendment”), between Arden Partners I, L.L.P. (“Lessor”) and IntriCon, Inc. (“Lessee”) for the Premises at 1260 Red Fox Road, Arden Hills, Minnesota. Unless otherwise indicated, all terms defined in the Amended Lease have the same respective meaning when used herein.

1. Pursuant to Paragraph 5 of the Fourth Amendment, Lessee hereby requests that Lessor make a payment on the Allowance in the amount of $___________.

2. The requested payment is for payment of the following Deferred Maintenance: _____________________________________.

3. Lessee represents to Lessor as follows:

(a)  all the costs and expenses relating to this Request for Payment are permitted under Paragraphs 5 and 6 of the Fourth Amendment;

(b)  on the date of this Request for Payment, no event of default exists under the Lease or no event exists that with the giving of notice or the passage of time would constitute a default; and

(c)  Lessee has no knowledge that the work in connection with the applicable Deferred Maintenance has not been performed in a good and workmanlike manner and in accordance with the applicable plans and specifications therefor and all applicable laws.

4.       Attached are (a) a certificate from Lessee’s general contractor stating that the applicable portion of the Deferred Maintenance relating to the payment has been completed and installed in accordance with the plans and specifications; and (b) a full release of lien for the Premises signed by Lessee’s general contractor and by each subcontractor or supplier, as applicable, being paid in connection with the payment requested by Lessee.

IntriCon, Inc.

By:
Its:

EXHIBIT B

IntriCon Corporation Guaranty

(see attached)

GUARANTY

GUARANTY made March 10, 2017, by IntriCon Corporation, a Pennsylvania corporation (the “Guarantor”) in favor of Arden Partners I, L.L.P., a Minnesota limited liability partnership (“Arden”).

WHEREAS, Guarantor owns all of the issued and outstanding shares of stock in IntriCon, Inc., a Minnesota corporation (“Company”); and

WHEREAS, Arden, as Lessor, and Company, as Lessee, are parties to that certain Amended and Restated Office/Warehouse Lease dated November 1, 1996 (the “Original Lease”), as amended by Amended and Restated Office/Warehouse Lease Extension Agreement dated October 1, 2001 (“First Amendment”), Amended and Restated Office/Warehouse Lease Second Extension Agreement dated October 20, 2011 (“Second Amendment”), and Amended and Restated Office/Warehouse Lease Third Extension Agreement dated September 17, 2013 (“Third Amendment”) (collectively, the “Lease”), for the lease of 1260 Red Fox Road, Arden Hills, Minnesota (the “Premises”); and

WHEREAS, Arden intends to enter into an Amended and Restated Office/Warehouse Lease Fourth Extension Agreement (“Fourth Amendment”) with Company whereby the term of the Lease will be extended and certain other terms of the Lease will be amended; and

WHEREAS, Arden will not enter into the Fourth Amendment with Company unless Guarantor executes this Guaranty; and

WHEREAS, to induce Arden to enter into the Fourth Amendment with Company, Guarantor has agreed to guaranty Company’s obligations under the Lease, as amended by the Fourth Amendment, according to the terms of this Guaranty; and

WHEREAS, the Lease, as amended by the Fourth Amendment, is referred to herein as the “Amended Lease.”

NOW, THEREFORE, for valuable consideration, Guarantor hereby agrees as follows:

1.       Obligations and Duties. Guarantor absolutely, irrevocably and unconditionally guaranties to Arden the full and punctual payment and performance of all obligations and liabilities of Company under the Amended Lease, and to reimburse Arden for its costs and expenses incurred in enforcing the Amended Lease and/or this Guaranty, including but not limited to, attorneys’ fees and other legal expenses, all whether presently existing or hereafter arising (the “Obligations”).

2.       Primary Obligation. This Guaranty is a primary obligation of Guarantor. This Guaranty is intended to be enforceable against Guarantor directly as if Guarantor was the Lessee under the Amended Lease. It is expressly understood that this is a guaranty of payment and performance and not merely of collectability. Guarantor shall, on demand, pay the amounts and/or perform the obligations guaranteed by Guarantor under this Guaranty regardless of whether Arden has instituted suit or exhausted its remedies against Company under the Amended

Lease. No irregularity or enforceability of all or any part of the obligations hereby guaranteed or of any security therefor shall affect, impair or be a defense to this Guaranty. Guarantor waives and agrees not to assert or take advantage of: (a) any right to require Arden to proceed against Company or any other person or to pursue any other remedy before proceeding against Guarantor; (b) any right or defense that may arise by reason of the incapacity, lack of authority, death, dissolution or disability of Company or any other person; and (c) any defense arising by reason of the absence, impairment, modification, limitation, destruction, or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Company, of the subrogation rights of Guarantor or of the right of Guarantor to proceed against Company for reimbursement. In addition, Guarantor waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices, and protests of each and every kind.

3.       Binding Effect. This Guaranty shall inure to the benefit of Arden, its successors or assigns. Guarantor shall not assign or delegate any of its responsibilities hereunder to any other party. This Guaranty is binding upon Guarantor and any successors and/or assigns that may be permitted by Arden in its sole discretion.

4.       Waiver. No delay on the part of Arden in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights. No notice to or demand on Guarantor shall be deemed to be a waiver of any obligation of Guarantor or of the right of Arden to take other or further action without notice or demand as provided herein. In any event, no modification or waiver of the provisions hereof shall be effective unless in writing and signed by Arden nor shall any waiver be applicable except in the specific instance or matter for which given.

5.       Costs, Expenses and Attorneys’ Fees. Guarantor will pay, or reimburse Arden for, all costs and expenses, including attorneys’ fees, incurred by Arden in connection with the protection, defense or enforcement of this Guaranty.

6.       Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

7.       Governing Law. This Guaranty shall be governed by the laws of the state of Minnesota.

Signature page follows

Guarantor has executed this Guaranty this 10 day of March, 2017.

GUARANTOR:

IntriCon Corporation

By	/s/ Scott Longval
Its	CFO